Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JUNE CASH DISTRIBUTION

DALLAS, Texas, June 19, 2020 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.001819 per unit, payable on July 14, 2020, to unit holders of record on June 30, 2020.

Effective for the production month of April, Blackbeard Operating, the new operator of the Waddell Ranch properties, has assumed the reporting responsibilities to Permian Basin Royalty Trust (the “Trust”), starting this month. However, they have elected to report the activity of their operations to the Trust on a quarter by quarter basis, not on the month by month basis as elected by the previous operator(s), although, they still have the obligation to pay monthly of any NPI proceeds. That being the case, the trustee will report and distribute from the Waddell Ranch properties on a monthly basis, as there may be proceeds coming forth.

Please be advised that the Texas Royalty Properties will continue to report on a monthly basis, assuming there are net profits to be had from those assets. The Trust will continue to make monthly announcements concerning what activity has been reported for that month.

This month’s distribution decreased from the previous month due primarily to a significant decline in pricing for oil and gas across the industry. The Trust was advised by Blackbeard that the Waddell Ranch properties were in deficit for the month of April, however not providing details as to production levels or pricing received. As quarterly reporting occurs, we will provide this on a month by month level, if possible, for the Waddell Ranch. The Texas Royalty Properties reflected a decrease in oil production offset by a slight increase in gas production. Also, pricing for both oil and gas for the Texas Royalty Properties both experienced a significant decrease. This reflects the production month of April.

WADDELL RANCH

As stated above, there was no information provided by Blackbeard Operating for the Waddell Ranch Properties for the month of April. With the quarterly reporting starting in July for the quarter of April-June, the resulting announcements would follow with the August announcement of activity for the Waddell Ranch. Until then, the trustee will simply be advised by Blackbeard as to what is to be reported.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 21,229 barrels of oil and 17,337 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 15,285 barrels of oil and 12,515 of gas. The average price for oil was $21.19 per bbl and for gas was $1.44 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $474,839. Deducted from these were taxes of $130,316 resulting in a Net Profit of $344,523 for the month of May. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $327,297 to this month’s distribution.

	Underlying Properties				Net to Trust Sales
	Volumes				Volumes				Average		Price
	Oil (bbls)		Gas (Mcf)		Oil (bbls)		Gas (Mcf)		Oil (per bbl)		Gas (per Mcf)
Current Month
Waddell Ranch	0	***	0	***	0	***	0	***	0	***	0	***
Texas Royalties	21,229		17,337		15,285		12,515	*	$21.19		$1.44	**
Prior Month
Waddell Ranch	48,557		270,746		6,669		38,547	*	$28.55		$0.34	**
Texas Royalties	23,468		14,729		19,571		12,288	*	$38.65		$2.42	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.
***	Blackbeard Operating reported that Waddell Ranch was in a deficit for the month of April.

General and Administrative Expenses deducted for the month were $242,961 resulting in a distribution of $84,811 to 46,608,796 units outstanding, or $0.001819 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2019 Annual Report with Form 10-K and the January 1, 2020 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839